Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT: Henry Fawell
(410) 212-8468
henry@campfirecomm.com

Old Dominion Electric Cooperative Seeks to Build New

Energy Facility in Cecil County

Project would create clean, reliable power and hundreds of jobs

Glen Allen, Va. (April 23, 2013) – To meet its members’ growing need for environmentally balanced and reliable electricity, Old Dominion Electric Cooperative (ODEC) announced today it will seek approval to construct a state-of-the-art natural gas fueled electric generation facility in Cecil County, Maryland.

Named the Wildcat Point Generation Facility, the plant would be built five miles west of the Town of Rising Sun on existing property at the Rock Springs Generation Facility, which ODEC constructed and which became operational in 2003.

Wildcat Point would yield several benefits for Cecil County and the region. It would provide ODEC’s member distribution cooperatives reliable access to affordable power at a time of growing energy needs, including more than 170,000 cooperative members on the Eastern Shore. It would be powered by natural gas, a clean and domestically plentiful form of energy used to create electricity. It would reduce stress on the region’s electric grid, which benefits customers throughout the region. Lastly, it would create a peak force of approximately 600 temporary construction jobs and roughly 30 permanent jobs. Wildcat Point is expected to become operational in 2017 and generate approximately 1,000 megawatts of power, enough to serve 390,000 homes annually.

“Even after factoring in our members’ well-established load control and energy-efficiency programs, demand for electricity in ODEC-served areas continues to grow,” said Jackson E. Reasor, Jr., president and CEO of ODEC. “Constructing a state-of-the art, environmentally sound facility will ensure our members have access to reliable, affordable and locally produced power far in to the future. It will also create jobs and a steady source of new revenue for Cecil County. We are proud to have a ten year track record of safe, responsible power production in Cecil County and look forward to working with the County and the State of Maryland during their review of our proposal.”

“ODEC has been a good neighbor in Cecil County for more than a decade,” stated Cecil County Executive Tari Moore. “I’m pleased to have an opportunity to extend a partnership that provides clean energy for ODEC’s customers, and a significant number of jobs for our community.”

ODEC is a not-for-profit provider of wholesale power to 11 member distribution cooperatives in Maryland, Virginia and Delaware that serve approximately 1.2 million people. Over the past ten years ODEC has experienced growth in electricity sales of over 26% and additional growth is projected over the next decade. This increasing need has been supplied through a combination of ODEC’s owned generation facilities and purchased power, with a growing reliance on market purchases. Wildcat Point would enable ODEC to meet this rising demand and replace electricity bought on the market with a cost-effective source of locally produced electricity.

Further, Maryland’s power plant fleet is aging and unable to meet statewide energy needs. Maryland imports 42% of its power, making it the fifth largest energy importer in the U.S. Two-thirds of the power generated in Maryland comes from power plants that are at least 30 years old. A 2011 report for the State of Maryland projected that the state could need new generation capacity as early as 2015.

In response to these challenges, ODEC issued a Request for Proposals in 2012 for long-term power supply options. After evaluating approximately 80 proposals, ODEC’s board of directors determined that expanding at the Rock Springs location is the most reliable and competitively priced option.

ODEC member Choptank Electric Cooperative serves more than 52,000 members on Maryland’s Eastern Shore, including nearly 3,000 in Cecil County. These consumers and the broader region will directly benefit from ODEC’s ability to produce reliable electricity from a highly efficient facility such as Wildcat Point.

“We want our growing member base to have the most reliable and cost-effective electricity possible, and the Wildcat Point facility is essential to reaching that goal,” said Olin S. Davis, III, board chairman of Choptank Electric Cooperative. “ODEC’s proposal is advantageous to our members because it enables us to shift from electricity bought on the market to electricity produced locally by our wholesale power provider. This is a win for our members.”

ODEC is currently working with the Cecil County government on the proposed project and will apply for a Certificate of Public Convenience and Necessity from the Maryland Public Service Commission this May. The current facility, Rock Springs Generation Facility, is co-owned and operated by Essential Power, LLC.

About ODEC: Headquartered in Glen Allen, Va., ODEC is the wholesale power supplier to 11 locally owned and controlled, not-for-profit electric distribution cooperatives that provide reliable, affordable electricity to 1.2 million people in 70 counties in Maryland, Virginia and Delaware. Learn more at www.odec.com.

###